Exhibit 19.1

SECURITIES TRADING POLICY

Updated November 2, 2023

I. Overview

U.S. federal securities laws prohibit “insider trading.” Specifically, Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applies to any person, including members of the Board of Directors (“Board Members”), officer and, employees of Destination XL Group, Inc. or its subsidiaries (collectively, “DXLG” or the “Company”), who may have access to material, non-public information concerning the Company or its prospects (“Inside Information”).

It is a violation of Company policy and federal securities law for persons to trade in the Company’s securities while he or she is aware of Inside Information. It is also illegal and against Company policy to communicate or “tip” Inside Information to others so that they may trade in Company securities based on that information.

The Company’s Board of Directors has adopted this Securities Trading Policy (the “Policy”). This Policy is subject to change from time to time and applies to all securities issued by the Company, including common stock or debt securities, and any other type of security that relates to the Company’s securities, such as derivative securities. The Company’s General Counsel has been designated as Compliance Officer (the “Compliance Officer”) with regard to this Policy.

II. To Whom Does the Policy Apply?

This Policy applies to all Board Members, officers, employees and other persons that the Company’s Board of Directors or Compliance Officer determine should be subject to this Policy, such as contractors or consultants who have access to Inside Information (each a “Covered Person”).

This Policy also applies to (i) Covered Persons’ family members who reside with them (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in the Company’s securities and (ii) trusts, companies or similar entities with respect to which Covered Persons are trustees or in which they otherwise have

Beneficial Ownership1. You are responsible for the transactions of these other persons, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.

Covered Persons may not trade on the basis of Inside Information or tip Inside Information to others for trading even after their relationship with the Company has terminated. If a Covered Person is in possession of Inside Information when his or her service terminates, that person may not engage in transactions in Company securities until that information has become public or is no longer material.

III. The Policy

You must refrain from trading in Company securities if you have Inside Information. In other words, when you have Inside Information, you must not buy or sell any Company securities, place an order to do so, or recommend or direct the purchase or sale of any Company securities, for your own account or for any account in which you have a direct or indirect Beneficial Ownership interest or for any other account over which you have discretionary authority or power of attorney. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency) are not an exception to the prohibition on insider trading. Covered Persons also may learn material, nonpublic information about other companies from time to time as a result of their jobs, including suppliers, acquisition targets or competitors. Prohibitions against insider trading apply equally to transactions in those companies’ securities while the Covered Person is in possession of their material, nonpublic information.

You must not share Inside Information with anyone else or advise any person to trade in Company securities or express any opinion as to trading in Company securities, regardless of whether that person is a Covered Person. You may not disclose Inside Information to anyone either within or outside the Company, except when authorized to do so by the Chief Executive Officer, the Chief Financial Officer or the Compliance Officer.

This Policy applies irrespective of whether (a) the Inside Information was acquired from a Covered Person, (b) the Inside Information was acquired during the course of a person’s activities on behalf of the Company, (c) the trading at issue is personal in nature or for the benefit of a client of the Company, or (d) the conduct at issue violates the statutory and legal prohibitions against insider trading.

Transactions Under Company Plans. This Policy does not apply in the case of the following transactions (except as specifically noted):

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the exercise of options granted by the Company, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply to the sale of shares received upon the exercise of those options

1 See Schedule A for a definition of “Beneficial Ownership” and “Beneficial Interest.”

(including broker-assisted cashless exercise of options or any other open market sale for the purpose of generating cash to pay the exercise price).
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the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This Policy does apply to any market sale of restricted stock or shares of stock received upon vesting of restricted stock or restricted stock units.

To promote compliance with the applicable laws and this Policy, you should view all of your transactions in the Company’s securities as involving investment decisions rather than speculation. “In-and-out” trading of the Company’s securities is therefore discouraged.

Rule 10b5-1 Trading Plans. Company Policy permits Covered Persons to trade in Company securities regardless of their awareness of Inside Information if the transaction is made pursuant to a pre-arranged trading plan that was entered into when the Covered Person was not in possession of material, non-public information (a “Rule 10b5-1 Plan”). Transactions effected pursuant to a pre-approved Rule 10b5-1 Plan will not be subject to the window periods or pre-clearance procedures described above. All Rule 10b5-1 Plans must be pre-approved by the Compliance Officer.

Transactions Not Involving a Purchase or a Sale. Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the Covered Person is aware of material, non-public information about the Company, or the person making the gift is a “Covered Person with Access” subject to the trading windows as described below, in which case gifts are subject to the pre-clearance procedures described below.

Trading Windows Applicable to Certain Covered Persons

Because Board Members, officers and certain employees are likely to have access to non-public information which may be material, to avoid any concern that they may have material non-public information when trading in Company securities, the Company has adopted trading windows during which these specified persons can buy or sell Company securities (a “Trading Window”). These Trading Windows apply to all Board Members, officers and employees of the Company holding the position “director,” “vice president” or a position senior thereto (each a “Covered Person with Access”). All such persons may only trade Company securities during a Trading Window. Specifically, each Trading Window:

• Begins at the open of trading on the second full business day following the Company’s release of quarterly or year-end earnings including such quarter; and

• Closes ten business days prior to the end of each of the Company’s fiscal quarters.

In addition, from time to time, an event may occur that is material to the Company and is known by only a few Board Members, officers and/or employees. So long as the event remains material and non-public, the persons designated by the Compliance Officer may not engage in transactions in Company securities, even though the Trading Window would otherwise be open. The existence of an event-specific restriction on trading will not be announced to the Company as a whole and should not be communicated to any other person.

The Trading Windows outlined above are general guidelines only and no inference should be made that trading during a Trading Window is a so-called “safe harbor.” While Covered Persons with Access must refrain from trading in the Company securities outside of a Trading Window (except pursuant to a pre-approved Rule 10b5-1 Plan), it is not necessarily true that they may trade in Company securities during a Trading Window, as insiders in possession of Inside Information must refrain from trading in Company securities at any time.

Preclearance of Transactions by Board Members, Officers and Certain Other Employees

Prior to initiating any purchase or sale or other transactions in Company securities (other than pursuant to a pre-approved Rule 10b5-1 Plan), Covered Persons with Access must first obtain pre-clearance from the Compliance Officer.2 This pre-clearance requirement applies to all purchases or sales of Company securities, including open-market purchases and sales of the Company’s common stock, as well as transactions involving derivatives of the Company’s securities. If clearance is given, the trade should be completed by the earlier to occur of (i) the end of the second trading day thereafter or (ii) the end of the then applicable Trading Window. If the transaction order is not completed within this time period, a new request for clearance must be made.

Please note, however, that it is the Covered Person with Access’s sole responsibility to comply with all applicable securities laws. The Company does not undertake any obligation with respect to a Covered Person with Access’s securities law compliance by virtue of pre-clearing any particular trade, and the Company urges each Covered Person with Access to consult his or her legal counsel before engaging in transactions involving Company securities.

Other Restrictions

Prohibition on Hedging and Pledging. The Company considers it inappropriate for any Covered Person to enter into speculative transactions in Company securities. Therefore, Covered Persons are prohibited from engaging in any hedging or monetization transactions, such as short selling, forward sale contracts, or purchasing or selling puts, calls, options or other derivative securities, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. In addition, Covered Persons may not pledge Company securities or purchase Company securities on margin.

2 Proposed trades to be made by the Compliance Officer must be approved by the Company’s Chief Financial Officer or Chief Executive Officer.

Section 16 Compliance. Certain persons are subject to reporting requirements and limitations on their ability to trade in Company securities. Board Members, officers and 10% beneficial owners are subject to Section 16 of the Exchange Act. Holders of “restricted” securities and affiliates of the Company are subject to Rule 144 under the Securities Act of 1933, as amended, in connection with their sales of Company securities.

IV. The Penalties for Misusing Inside Information

The penalties for unlawful trading in Company securities while in possession of Inside Information or communicating Inside Information to others are likely to be severe, both for the individuals involved in such conduct, their employers, and “controlling persons” (i.e., persons who have the right to exercise control over the activities of others). Persons found to have traded on Inside Information or to have passed such Inside Information on to others have been subjected to investigation, civil sanctions, and criminal prosecution. Penalties include:

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Civil injunctions;
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Disgorgement of profits;
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Civil penalties for the persons who committed the violation, regardless of whether the person actually benefited;
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Civil penalties for the employer or other “controlling persons”; and
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Criminal fines and jail sentences.

The Company will not tolerate any illegal conduct by Covered Persons. If you violate this Policy, you may be subject to internal disciplinary action, up to and including, for example, censure, fine, suspension, restriction on activities, and immediate termination of your employment.

V. Investigations of Suspicious Activity

If the Compliance Officer commences any investigation or inquiry into potential insider trading, every Covered Person is required to provide full access to the Compliance Officer to any and all account records and documents which the Compliance Officer considers relevant to the investigation or inquiry and to cooperate fully in all other respects with the Compliance Officer.

VI. Additional Information

The Compliance Officer will periodically review this Policy to determine if any changes would be appropriate, and recommend such changes to the Company’s Board of Directors for review and adoption, if appropriate.

While most of the situations intended to be covered by this Policy will be self-evident, there may be instances of doubt, and in such cases you should discuss the matter directly with the Compliance Officer.

If you have any questions regarding the content of this Policy, please contact the Compliance Officer. Please review and sign the attached Certification and return it to the Human Resources Department.

CERTIFICATION

I have read and understand the attached Securities Trading Policy, and I have complied and agree to comply with this Policy. To the best of my knowledge, all employees under my direct supervision also have reviewed and agreed to comply with this Policy. I understand that violation of this Policy will result in disciplinary measures, which may include termination of employment.

I understand that such certification and agreement does not constitute or give rise to any contract of employment.

Date: Signature:

Name:

PLEASE SIGN AND RETURN THIS FORM TO

THE HUMAN RESOURCES DEPARTMENT

Schedule A

Beneficial Ownership

The term “Beneficial Ownership” may include any financial or pecuniary interest. You may be considered to have a pecuniary interest not only in your own single or joint securities account, but also in accounts of:

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a partnership of which you are a partner or an investment club in which you are a member;
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a trust of which you are a beneficiary;
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a spouse, minor child or relative living in the same household; or
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other people whose investments you direct or control, whether or not they live with you.

The Company will interpret the definition of “Beneficial Ownership” in a manner consistent with the definition contained in Section 13(d) and Section 16 of the Exchange Act, the rules and regulations of the SEC and the interpretations of the SEC and its staff. Any determination concerning your direct or indirect Beneficial Ownership will apply to all securities that you own or acquire.

DESTINATION XL GROUP, INC. 555 Turnpike Street, Canton, MA 02021